Exhibit 99.1

Hanmi Financial Corp. Announces the $1 Billion in Loan Milestone and the Success of New Branch Networks in a Very Short Time

LOS ANGELES, Apr 1, 2003 (BUSINESS WIRE) -- Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation (Nasdaq: HAFC), recently surpassed $1 billion in total loans. Also, its two newly opened branches are achieving exceptional growth in total deposits in the very short time they have been operational. Torrance Branch in Los Angeles County, opened in October 2002, has obtained $15 million in deposits in less than five months. Silicon Valley Branch, in Northern California, that just began business in February 2003, now has over $13 million in deposits in less than two months after opening its doors.

“These remarkable achievements by the two branches exceeded our expectations, representing an immediate tangible return on our effective planned growth strategy. At the same time, due to growing loan demand in the local market and increasing funds flowing from our increasing number of strong branch networks, our loan portfolio was able to reach the $1 billion milestone,” said Chung Hoon Youk, President and CEO at Hanmi Bank.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, is one of the leading banks providing services to the multi-ethnic communities of California, with 14 full-service offices in Los Angeles, Orange, San Diego, and Santa Clara counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. The Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In come cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which the Company operates; demographic changes; competition for loans and deposits; fluctuation in interest rates; risks of natural disasters related to the Company’s real estate portfolio; risks associated with SBA loans; changes in governmental regulation; credit quality; the availability of capital to fund the expansion of the Company’s business; and changes in securities markets.

Hanmi Financial Corporation
Yong Ku Choe, CFO, 213/368-3200
Kate Yi, Investor Relations, 213/639-1767